Ex 99.1

SILVERLEAF RESORTS, INC. ANNOUNCES NEW $37.5 MILLION REVOLVING
CREDIT FACILITY

DALLAS--(BUSINESS WIRE)—October 3, 2007--Silverleaf Resorts, Inc. (NASDAQ: SVLF) announced today that it has closed a new $37.5 million revolving credit facility with Liberty Bank as Agent for itself and other Lenders.  The facility will be secured by customer notes receivable generated from the sale of timeshare intervals.  Proceeds from the loan will be used for normal business operations and general working capital purposes.  The revolving loan period will expire on September 28, 2009, and the principal balance of the loan facility will be due on September 28, 2012, or if the revolving period is extended, 36 months from the expiration of the revolving period.  The outstanding principal balance on the facility will bear interest at LIBOR plus 2.40%.

Thomas J. Morris, SVP – Capital Markets commented, “As our business continues to grow, it is critical we have flexible low cost financing to fund that growth.  This facility accomplishes both of those needs and the addition of an industry lender such as Liberty Bank further demonstrates the validity of our business model.”

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2006 Annual Report on Form 10-K (pages 21 through 30 thereof) filed on March 16, 2007.

For more information or to visit our website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contacts:
Silverleaf Resorts, Inc., Dallas
Thomas J. Morris, 214-631-1166  x2218
or
Investor Relations @ ICR, Inc.
William R. Schmitt, 203-682-8200
or
Media @ ICR, Inc.
Alecia Pulman, 203-682-8259